SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                             --------------


                                FORM 8-A
             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                     REMINGTON OIL AND GAS CORPORATION
         (Exact name of registrant as specified in its charter)


            DELAWARE                                   75-2369148
  (State or other jurisdiction                     (I.R.S. Employer
of incorporation of organization)               Identification Number)


                            8201 Preston Road
                                Suite 600
                        Dallas, Texas 75225-6211
      (Address, including zip code, of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered        Name of each exchange on
                                               which each class is to
                                               be registered

Common Stock, par value $0.01 per share        Pacific Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:

                   Common Stock, par value $0.01 per share

Item 1.  Description of Registrant's Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Remington Oil and Gas Corporation, a Delaware corporation (the "Registrant"). The Common Stock is the subject of a registration statement filed on Form S-4 which was originally filed with the Commission on August 14, 1998 and declared effective by the Commission on November 27, 1998 (the "Registration Statement"). The Common Stock is being issued in exchange for the current common stock of the Registrant which consists of two classes (the "Transaction"). The Transaction is subject to shareholder approval at a meeting currently scheduled for December 23, 1998 (the "Special Meeting"). At the Special Meeting, the stockholders will also be asked to approve the Restated Certificate of Incorporation of the Registrant as well as certain By-Law amendments. If the Transaction is not approved by the stockholders, neither the exchange of shares of Common Stock for the Registrant's existing common stock nor the certificate restatement or by-law amendments will take place. The description of the Common Stock to be registered hereunder set forth under the caption "Description of Remington Capital Stock" at page 45 of Amendment No. 3 of the Registration Statement on Form S-4, declared effective by the Commission on November 27, 1998, is incorporated herein by reference.

Item 2.  Exhibits

1. Specimen of Certificate representing Registrant's Common Stock. (1)
2. Restated Certificate of Incorporation, as amended, of Registrant.(1)
3. Restated By-Laws of Registrant. (1)

(1) To be filed by Amendment.


                                 SIGNATURE


Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Remington Oil and Gas Corporation
(Registrant)


Dated:  December 15, 1998      By:         /s/ James A. Watt
                                  -------------------------------------
                                  James A. Watt

                                  President and Chief Executive Officer